Execution Version
Exhibit 3.7

AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
BOARDWALK PIPELINE PARTNERS, L.P.

This Amendment No. 1 (this “Amendment No. 1”) to the Third Amended and Restated Agreement of Limited Partnership of Boardwalk Pipeline Partners, L.P. (the “Partnership”), dated as of June 17, 2008 (the “Partnership Agreement”), is hereby adopted effective as of October 31, 2011 (the “Amendment Effective Date”), by Boardwalk GP, LP, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Unitholders in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1.                      Section 7.6(b) is hereby amended and restated as follows:

“(b)          The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.  No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member); provided, that any Group Member may lend or contribute funds to any entity in which a Group Member has an interest (even if such entity is an Affiliate of the General Partner and not a Group Member), provided that the terms and conditions of any such lending arrangement are representative of an arm’s length transaction.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

Exhibit 3.7

IN WITNESS WHEREOF, the parties hereto have executed this as of the date first above written.

GENERAL PARTNER:
BOARDWALK GP, LP,

By: BOARDWALK GP, LLC,
its general partner
By: /s/ Jamie L. Buskill
Jamie L. Buskill
Senior Vice President, Chief Financial Officer and Treasurer